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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20449

                                     FORM 15

                     CERTIFICATION AND NOTICE OF TERMINATION
                       OF REGISTRATION UNDER SECTION 12(g)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                      OR SUSPENSION OF DUTY TO FILE REPORTS
       UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                         Commission File Number: 0-9134
                           --------------------------

                          TANDEM COMPUTERS INCORPORATED
                          -----------------------------
             (Exact name of registrant as specified in its charter)

                            10435 North Tantau Avenue
                               Cupertino, CA 95014
                                  408-285-6000
                                  ------------
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                    Common Stock, Par Value $0.025 Per Share
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            (Title of each class of securities covered by this Form)

                                      None
                                      ----
   (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

                Please place an X in the box(es) to designate the
                  appropriate rule provision(s) relied upon to
                 terminate or suspend the duty to file reports:

              Rule 12g-4(a)(1)(i)        /X/      Rule 12h-3(b)(1)(i)      /X/
              Rule 12g-4(a)(1)(ii)       / /      Rule 12h-3(b)(1)(ii)     / /
              Rule 12g-4(a)(2)(i)        / /      Rule 12h-3(b)(2)(i)      / /
              Rule 12g-4(a)(2)(ii)       / /      Rule 12h-3(b)(2)(ii)     / /
                                                  Rule 15d-6               / /


     Approximate number of holders of record as of the certification or notice date: One.

     Pursuant to the requirements of the Securities Exchange Act of 1934, Tandem Computers Incorporated has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                              TANDEM COMPUTERS INCORPORATED



Dated as of August 29, 1997                   By:  /s/ Roel Pieper
                                                 __________________________
                                                 Name:  Roel Pieper
                                                 Title: Chief Executive Officer
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